Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Quarter and Six Months Ended September 30, 2004

     PHILADELPHIA--(BUSINESS WIRE)--Oct. 26, 2004--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the second quarter and six months ended September 30, 2004. For the quarter ended September 30, 2004, sales increased by 1% to $181,711,000 from $179,162,000 in 2003. Net income increased 10% to $15,613,000, or $1.24 per diluted share, compared to prior year net income of $14,216,000, or $1.15 per diluted share. For the six months ended September 30, 2004, sales decreased by 3% to $231,266,000 from $237,452,000 in
2003. Net income increased 10% to $11,206,000, or $.89 per diluted share, compared to a prior year net income of $10,177,000, or $.83 per diluted share. The Company's highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.
     The decrease in sales for the six months ended September 30, 2004 was primarily the result of the absence of sales related to a product line, which was sold in July of 2003, and lower sales of ribbons and bows which is substantially due to timing of shipments compared to a year ago. This sales decline was partially offset by higher sales of other Christmas products. The increase in net income was a result of improved margins, integration savings related to recent acquisitions and lower interest expense compared to the prior year which more than offset the impact of the sales decline.
     In September 2004, the U.S. Commerce Department issued its preliminary determination in the anti-dumping duty investigation on certain tissue paper products imported from China. As a result of this determination, the Company and other importers will be required to post bond or a cash deposit upon importation of these products at rates reflecting the Commerce Department's estimate of the duties that may be imposed on these products. The actual amount of these duties, if imposed, may be higher or lower, depending on the outcome of the investigations being carried out by the Commerce Department and the U.S. International Trade Commission. These investigations are expected to conclude in February 2005 and March 2005, respectively. The Company's exposure relative to earnings for fiscal 2005 is estimated to be in the range of approximately $.02 to $.15 per diluted share. The Company is vigorously contesting the imposition of these duties.
     "We are pleased with the results through the first half of our fiscal year. Our results for the six-months ended September 30, 2004 are in line with our expectations and support our previous guidance of EPS growth for fiscal year 2005 of approximately 10%, excluding the impact of any duties that may be imposed," noted David Erskine, President and CEO. "However, to reflect the potential impact of duties, we are revising our prior guidance of EPS growth for the 2005 fiscal year to a range of approximately 5% to 10%. We are developing alternative sourcing plans designed to avoid duties on imported tissue in the future," he continued.
     All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, and other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.
     CSS' consolidated results of operations for the quarters ended September 30, 2004 and 2003 and consolidated condensed balance sheets as of September 30, 2004, March 31, 2004 and September 30, 2003 follow:


                      CSS INDUSTRIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED RESULTS OF OPERATIONS
                                   (Unaudited)

(In thousands, except
 per share amounts)
                               Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

SALES                          $181,711  $179,162  $231,266  $237,452
                               --------- --------- --------- ---------

COSTS AND EXPENSES
   Cost of sales                132,553   131,114   168,614   174,275
   Selling, general and
    administrative expenses      24,588    24,910    44,763    45,988
   Interest expense, net            709       984     1,126     1,689
   Other income                    (457)     (198)     (692)     (502)
                               --------- --------- --------- ---------

                                157,393   156,810   213,811   221,450
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES       24,318    22,352    17,455    16,002

INCOME TAX EXPENSE                8,705     8,136     6,249     5,825
                               --------- --------- --------- ---------

NET INCOME                     $ 15,613  $ 14,216  $ 11,206  $ 10,177
                               ========= ========= ========= =========

NET INCOME PER COMMON SHARE
    Basic                      $   1.31  $   1.21  $    .94  $    .87
                               ========= ========= ========= =========
    Diluted                    $   1.24  $   1.15  $    .89  $    .83
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES
 OUTSTANDING
    Basic                        11,961    11,748    11,919    11,682
                               ========= ========= ========= =========
    Diluted                      12,619    12,366    12,641    12,254
                               ========= ========= ========= =========

CASH DIVIDENDS PER SHARE OF
 COMMON STOCK                  $    .10  $    .08  $    .20  $   .147
                               ========= ========= ========= =========

COMPREHENSIVE INCOME
    Net income                 $ 15,613  $ 14,216  $ 11,206  $ 10,177
    Change in fair value of
     interest rate swap
     agreements, net                  -       121        -        120
    Foreign currency
     translation adjustment           3        17        5         17
                               --------- --------- -------- ----------
    Comprehensive income       $ 15,616  $ 14,354  $11,211  $  10,314
                               ========= ========= ======== ==========


                      CSS INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

                                September 30, March 31,  September 30,
                                    2004        2004         2003
                                ------------- ---------- -------------
                                (Unaudited)   (Audited)   (Unaudited)

          ASSETS
-------------------------------

CURRENT ASSETS
    Cash and cash equivalents   $      6,140  $  93,191  $      8,635
    Accounts receivable, net         151,987     40,460       157,048
    Inventories                      164,536     94,459       162,407
    Deferred income taxes              7,341      7,937         6,715
    Other current assets              15,782     12,987        17,425
                                ------------- ---------- -------------

        Total current assets         345,786    249,034       352,230
                                ------------- ---------- -------------

PROPERTY, PLANT AND EQUIPMENT,
 NET                                  76,975     81,193        81,019
                                ------------- ---------- -------------

OTHER ASSETS
    Intangible assets                 35,544     35,619        37,033
    Other                              4,806      4,551         3,997
                                ------------- ---------- -------------

        Total other assets            40,350     40,170        41,030
                                ------------- ---------- -------------

        Total assets            $    463,111  $ 370,397  $    474,279
                                ============= ========== =============

LIABILITIES AND SHAREHOLDERS'
             EQUITY
-------------------------------

CURRENT LIABILITIES
    Notes payable               $     37,880  $  12,385  $     76,600
    Other current liabilities        109,150     48,836       102,455
                                ------------- ---------- -------------

       Total current
        liabilities                  147,030     61,221       179,055
                                ------------- ---------- -------------

LONG-TERM DEBT, NET OF CURRENT
 PORTION                              50,056     50,251        50,000
                                ------------- ---------- -------------

LONG-TERM OBLIGATIONS                  3,513      3,631         4,012
                                ------------- ---------- -------------

DEFERRED INCOME TAXES                  6,323      6,142         8,249
                                ------------- ---------- -------------

SHAREHOLDERS' EQUITY                 256,189    249,152       232,963
                                ------------- ---------- -------------

       Total liabilities and
        shareholders' equity    $    463,111  $ 370,397  $    474,279
                                ============= ========== =============


     CONTACT: CSS Industries, Inc.
              Clifford E. Pietrafitta, 215-569-9900